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                                                                       EXHIBIT 5

                                   Law Offices
                                  BRUCE R. THAW
                                 45 Banfi Plaza
                              Farmingdale, NY 11735
                                 (516) 752-1760



                                                            January 6, 1998


Nastech Pharmaceutical Company Inc.
and its Selling Stockholders
45 Davids  Drive
Hauppauge, NY 11788

To whom it may concern:

           We have acted as counsel for Nastech Pharmaceutical Company Inc., a Delaware corporation (the "Company") and certain Selling Stockholders in connection with the proposed issuance and sale by certain Selling Stockholders of 270,000 shares of Common Stock, $.006 par value (the "Common Stock").

           As counsel to the Company, we have examined the minute books of the Company, together with copies of its certificate of incorporation, as amended, and By-laws. We have also examined the proposed Registration Statement on Form S-3 (Securities and Exchange Commission File No. 333- ), and the exhibits to said Registration Statement. Based upon the foregoing, and our examination of such other documents as we deemed pertinent, we are of the opinion that:

           1. The Company is a corporation duly organized and validly existing and in good standing under and by virtue of the laws of the State of Delaware.

           2. The authorized capital of the Company consists of (i) 100,000 shares of Preferred Stock, par value $.01 per share, and (ii) 25,000,000 shares of Common Stock, par value $.006 per share, of which 6,101,157 shares are issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company as of this date.

           3. The 270,000 shares being offered by the Selling Stockholders and which are the subject of the Registration Statement have been duly authorized and the shares when sold and transferred by the Selling Stockholders and delivered against payment therefor will be legally issued and outstanding, fully paid and non-assessable.


                                                           Very truly yours,


                                                           /s/ Bruce R. Thaw

                                                           BRUCE R. THAW